Exhibit 4.7

Summary of the 2019 Stock Options Plans

Stock options (options de souscription et/ou d’achat d’actions) are granted for free and entitle each holder to subscribe for new shares and/or purchase existing shares of our Company at an exercise price set at the time of grant.

Administration. Pursuant to delegations granted at our general meeting of the shareholders, our board of directors determines (and formerly our executive board (directoire) determined) the list of the beneficiaries, the grant dates, the exercise price, the number of stock options granted and the terms and conditions of the stock options, including the number of shares underlying each stock option, their vesting schedule and exercise period.

Grants. Our stock options were granted to our Chief Executive Officer and Chairman of the Board of Directors, executive officers and employees of our Company. A total of 151,850 stock options have been granted and accepted by the beneficiaries under three (3) plans in 2019, with different terms and conditions as set out below. We have one (1) stock option plan for French beneficiaries (SO 2019) and two (2) stock plans for U.S. beneficiaries, that were designed to benefit from the “Incentive Stock Options” status (SO US 2019 and SO US 2019-2).

Underlying shares. The securities to which our stock options give rights are new ordinary shares of our Company. The number of ordinary shares to which each stock option gives right is one (1) new ordinary share.

The number of ordinary shares to which each stock option gives right can be adjusted, upwards or downwards, as a result of certain corporate transactions, such as rights issues.

Standard terms. Our stock options are exercisable during a period of seven (7) years following a three (3) year vesting period at the end of which the beneficiary must be effectively present in our Company or its consolidated subsidiaries (subject to exceptions) and subject to meeting the performance conditions that are assessed by our board of directors.

The terms and conditions of our stock options in respect of each of our plans are as follows:

	Performance conditions	Assessment date(s) of presence and performance conditions	Lock-up period end date	Exercise price
SO 2019	(i) Internal performance (1) (ii) External performance (2)	September 16, 2022	September 17, 2022	€13.99
SO US 2019		September 16, 2022	September 17, 2022	€16.90
SO US 2019-2		January 16, 2023	January 17, 2023	€14.31

(1)         Based on the achievement of milestones in the development of our Company.

(2)         Based on the evolution of the share price of our Company.

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